THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A NOTE AND WARRANT PURCHASE AGREEMENT, DATED AS OF [●], 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

Issue Date: [●], 2020
CERTIFICATE NO. [●]
CIMPRESS PLC
Ordinary Share Purchase Warrant
Cimpress plc, an Irish public limited company (the “Company”), for value received, hereby certifies that [●], a [●] (the “Holder”), subject to the terms and conditions hereof (including, without limitation, Section 1.8), shall be entitled to purchase from the Company, at any time and from time to time after the Issue Date and on or prior to the close of business on [seventh anniversary of Issue Date] (the “Expiration Date”), up to [●] ordinary shares (the “Warrant Shares”), nominal value €0.01 per share, of the Company (the “Ordinary Shares”). The purchase price of one Warrant Share shall be equal to the Exercise Price (as defined below). The number of Warrant Shares and the Exercise Price are subject to adjustment as provided herein.

This warrant (this “Warrant”) or its predecessor was issued by the Company to the Holder in connection with the transactions contemplated by that certain Note and Warrant Purchase Agreement, dated as of April [●], 2020, among the Company, the initial Holder of this Warrant or its predecessor and the other parties thereto (as amended or modified from time to time, the “Note and Warrant Purchase Agreement”). The following terms used herein shall have the meanings set forth below when used in this Warrant:
“Adjustment Event” has the meaning set forth in Section 6.3.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person. The term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to a specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, for purposes of this Warrant, (i) the Company and its subsidiaries, on the one hand, and any Holder or its Affiliates, on the other, shall not be considered Affiliates, (ii) any fund or account managed, advised or sub-advised, directly or indirectly, by a Holder or its Affiliates, shall be considered an Affiliate of such Holder, and (iii) any “portfolio company” (as such term is customarily used among institutional investors) of a Holder, or any entity controlled by any such portfolio company, shall not be considered an Affiliate of such Holder.
“beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming exercise of all Warrants, if any, owned by such Person to Ordinary Shares).
“Beneficial Ownership Limitation” means acquisition of Warrant Shares if and to the extent, as a result of such exercise and at the time of such exercise, (i) such Holder’s, together with such Holder’s Affiliates’, aggregate voting power on any matter that could be voted on by holders of the Ordinary Shares would exceed 19.99% of the Maximum Voting Power, (ii) such Holder, together with such Holder’s Affiliates, would beneficially own (after giving effect to the restrictions on exercise in Section 1.8 of this Warrant) more than 19.99% of the then outstanding Ordinary Shares or (iii) such Holder’s, together with any persons acting in concert (for the purposes of the Irish Takeover Panel Act 1997, Takeover Rules 2013) with such Holder, aggregate voting power on any matter that could be voted on by holders of the Ordinary Shares and any other shares carrying voting rights would exceed 29.99% of the Maximum Voting Power.
“Bloomberg” means Bloomberg Financial Markets.
“Board” means the board of directors of the Company.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close or be closed.
“Cash Exercise” has the meaning set forth in Section 1.2.
“Cashless Exercise” has the meaning set forth in Section 1.3.
“close of business” shall mean the close of business, New York City time.
“Constitution Documents” shall mean the Memorandum and Articles of Association.
“Exercise Date” means the date on which each of the requirements for a Cash Exercise and a Cashless Exercise are satisfied in accordance with Section 1.2 and Section 1.3, respectively.

“Exercise Price” means $60.00 per share, subject to all adjustments from time to time pursuant to the provisions of Section 6.
“Independent Financial Expert” means a nationally recognized accounting, investment banking or consultant firm (which firm is not an Affiliate of the Company) that is, in the good faith judgment of the Board, qualified to perform the task for which it has been engaged.
“Issue Date” means [●], 2020.
“Liquidity Event” has the meaning set forth in Section 7.
“Mandatory Exercise” has the meaning set forth in Section 1.6.
“Mandatory Exercise Notice” has the meaning set forth in Section 1.6.
“Market Price” means, with respect to the Ordinary Shares, on any given day if the Ordinary Shares are traded on NASDAQ on such date, the last reported sale price, regular way, of the Ordinary Shares on NASDAQ on such date, or, in case no such sale takes place on such day, the last reported sale price, regular way, of the Ordinary Shares on NASDAQ on the first Trading Day for which there is a last reported sale price immediately prior to such date on NASDAQ. If the Ordinary Shares are not traded on NASDAQ on any date of determination, the Market Price of the Ordinary Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Ordinary Shares are so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Ordinary Shares are so listed or quoted, or if the Ordinary Shares are not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Ordinary Shares in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Ordinary Shares on that date shall mean the fair market value per share as determined by the Board in reliance on an opinion of an Independent Financial Expert retained by the Company for this purpose, using one or more valuation methods that the Independent Financial Expert in its professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.
All references herein to the “closing sale price” and “last reported sale price” of the Ordinary Shares on NASDAQ shall be such closing sale price and last reported sale price as reflected on the website of NASDAQ (www.nasdaq.com).
“Maximum Voting Power” means, at the time of determination, the total number of votes which may be cast by all capital stock on the applicable subject matter subject to the vote of the Ordinary Shares and any other securities that constitute voting stock voting together as a single class and after giving effect to any limitation on voting power set forth in the document governing such voting stock.

“NASDAQ” means any national stock exchanges now or hereafter maintained by NASDAQ, including, without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Price-Based Requirement” shall mean the Ordinary Shares have a daily VWAP of at least $200.00 (as adjusted in the same manner as the Exercise Price for effects of a subdivision or share split or share combination or reverse splitting) for 20 Trading Days (whether or not consecutive), including at least one (1) of the five (5) Trading Days immediately preceding the delivery of the Mandatory Exercise Notice.
“Public Sale” shall mean (i) a public offering pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any successor or other forms promulgated for similar purposes) filed under the Securities Act or (ii) a sale to a broker in accordance with the manner of sale provisions set forth in Rule 144(f) under the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Share Cap” means the number of Ordinary Shares equal to the product of (i) 19.9% and (ii) 25,878,436 Ordinary Shares (as adjusted for effects of a subdivision or share split or share combination or reverse splitting).
“Trading Day” means a day on which trading in the Ordinary Shares (or other applicable security) generally occurs on the principal exchange or market on which the Ordinary Shares (or other applicable security) is then listed or traded; provided that if the Ordinary Shares (or other applicable security) is not so listed or traded, “Trading Day” means a Business Day.
“VWAP” per Ordinary Share on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “CMPR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one Ordinary Share on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Expert retained for such purpose by the Company). The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
1.Exercise of Warrants.
1.1    General Exercise. This Warrant may be exercised in whole or in part by the Holder at any time and from time to time after the Issue Date and on or prior to the close of business on the Expiration Date, subject to Section 1.8. Any exercise of this Warrant may be conditioned upon the occurrence of (i) a Public Sale of the Warrant Shares, (ii) the consummation of a transfer of the Warrant Shares in a transaction not constituting a Public Sale pursuant to an applicable exemption under the Securities Act (in each of clauses (i) and (ii), in accordance with the terms hereof and the Note and Warrant Purchase Agreement, as applicable) in accordance with Section 9 or (iii) any event described in Section 8.2(iii) or (v). Such conditional exercise shall be deemed revoked if such event or transaction does not occur on the date, or within the dates, specified in the applicable notice provided to or by or on behalf of the Company pursuant to Section 8 (if such a notice was provided in accordance therewith).
1.2    Exercise for Cash. This Warrant may be exercised (a “Cash Exercise”) by delivering this Warrant to the Company, or at the office of its stock transfer agent, if any, accompanied by (i) the “Exercise Notice” attached as Exhibit A hereto duly completed and executed on behalf of the Holder and (ii) a payment to the Company in the amount equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which this Warrant is then exercised, plus all taxes required to be paid by the Holder, if any, pursuant to Section 2, by wire transfer of immediately available funds to an account designated by the Company.
1.3    Cashless Exercise. To the extent permitted by applicable law, this Warrant may be exercised, in whole or in part (a “Cashless Exercise”), into the number of Warrant Shares determined in accordance with this Section 1.3 by delivering this Warrant to the Company, or at the office of its stock transfer agent, if any, accompanied by (i) the “Exercise Notice” attached hereto as Exhibit A duly completed and executed on behalf of the Holder and (ii) a payment to the Company equal to the number of Ordinary Shares in respect of which Cashless Exercise is made multiplied by the nominal value of the Ordinary Shares then in effect (the “Cash Portion”), by wire transfer of immediately available funds to an account designated by the Company, plus all taxes required to be paid by the Holder, if any, pursuant to Section 2. In the event of a Cashless Exercise, the Company shall issue to the Holder a number of Warrant Shares (rounded to the nearest whole number) computed using the following formula:
Y (A - B)
X =      A
Where:
X =    The net number of Ordinary Shares to be issued to the Holder pursuant to the Cashless Exercise;
Y =    The number of gross Ordinary Shares that would be issuable upon such exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a Cash Exercise rather than a Cashless Exercise;
A =    The Market Price as of the Exercise Date; and
B =    The Exercise Price.
The Company and the Holder agree, unless otherwise required by a change in law or by the Internal Revenue Service or other governmental authority following an audit or examination, (i) in the event of a Cashless Exercise under this Section 1.3, the Holder’s surrender of this Warrant in exchange for the receipt of the Warrant Shares issuable in accordance with this Warrant (or the portion thereof being cancelled) shall be treated as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended and (ii) not to file any tax return inconsistent with the foregoing.

1.4    Issuance of Certificate(s); Authorization. Upon surrender of this Warrant and full compliance with each of the other requirements in Section 1.2, in the case of a Cash Exercise, and Section 1.3, in the case of a Cashless Exercise, the Company shall, promptly, and in any event, within 2 Trading Days, instruct its transfer agent to register in book entry form, to the Holder, or upon the written request of the Holder, in and to such name or names as the Holder may designate (in accordance with Section 9), a certificate or certificates (or book entry shares) for the number of Warrant Shares issuable upon the Cash Exercise or the Cashless Exercise, as the case may be. Such certificate or certificates (or book entry shares) shall not be deemed to have been issued, and the Holder or any person so designated to be named therein (in accordance with Section 9) shall not be deemed to have become or have any rights of a holder of record of such Warrant Shares, until all requirements set forth in Section 1.2, in the case of a Cash Exercise, and Section 1.3, in the case of a Cashless Exercise, have been fully met by the Holder. The certificate(s) (or book entry shares) representing the Warrant Shares acquired upon the exercise of this Warrant shall bear the restrictive legend substantially in the form set forth in Section 9(a) below; provided, that, upon the reasonable request of the Holder, at any time and from time to time, when such legend is no longer required under the Securities Act or applicable state laws, the Company shall promptly remove such legend from any certificate representing the Warrant Shares (or issue one or more new certificates representing such Warrant Shares, which certificate(s) shall not contain a legend) in accordance with Section 9(a) and the legend therein. The Company hereby represents and warrants that any Ordinary Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 1.2 and/or Section 1.3 will be duly authorized and validly issued, fully paid and non-assessable and free from all taxes, liens and charges (other than liens or charges created by the Holder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Warrant Shares so issued will be deemed to have been issued to the Holder (and the Holder shall be the beneficial owner thereof) as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date.
1.5    Full or Partial Exercise. This Warrant shall be exercisable, at the election of the Holder, either in full or in part and, in the event that this Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, the Company shall promptly issue a new certificate evidencing a new Warrant, in a form substantially identical hereto, representing the remaining number of Warrant Shares after such exercise in the name of the Holder, upon the request of such Holder and against delivery of this Warrant.
1.6    Mandatory Exercise. (a) Upon satisfaction of the Price-Based Requirement, the Company may, at its option, from time to time, require the Holder to Cashless Exercise (a “Mandatory Exercise”) all or part of this Warrant by delivering a notice (the “Mandatory Exercise Notice”) to the Holder. The Mandatory Exercise Notice delivered to the Holder shall specify (i) the number of Warrants subject to such Mandatory Exercise, (ii) the number of Warrant Shares to be delivered as a result of such Mandatory Exercise, and (iii) instructions for delivering the Cash Portion. This Warrant or the relevant portion subject to a Mandatory Exercise shall be considered exercised and the Warrant Shares so issued will be deemed to have been issued to the Holder (and the Holder shall be the beneficial owner thereof) as of the close of business on the date of the Mandatory Exercise Notice. Upon the Company’s receipt of the Cash Portion in accordance with the terms hereof and the instructions in the Mandatory Exercise Notice, the Company shall promptly instruct its transfer agent to register in book entry form, to the Holder, or upon the written request of the Holder, in and to such name or names as the Holder may designate (in accordance with Section 9), a certificate or certificates (or book entry shares) for the number of Warrant Shares issuable upon the Mandatory Exercise.

1.7    Vesting Period. This Warrant shall vest and become exercisable on the Issue Date.
1.8    Restrictions on Exercise. (a) The Holder shall not be permitted to exercise the right to purchase Warrant Shares solely to the extent that such exercise would cause the Holder to beneficially own or directly or indirectly hold Ordinary Shares or any other shares carrying voting rights in excess of the Beneficial Ownership Limitation at the time of such exercise and (b) the Holder shall not have the right to acquire, and the Company shall not be required to issue Ordinary Shares to such Holder and other holders of any other warrants in connection with the Note and Warrant Purchase Agreement, in excess of the Share Cap without first obtaining approval by the shareholders of the Company in accordance with NASDAQ Stock Market Rule 5635(d) (or its successor); provided, however, that such exercise restriction shall not apply to an exercise in connection with and conditioned upon the completion of (i) a Public Sale of the Warrant Shares or sale of the Warrant Shares in a transaction that does not constitute a Public Sale pursuant to an applicable exemption under the Securities Act to be issued upon such exercise, (ii) a bona fide third party tender offer for the Ordinary Shares issuable thereupon, or (iii) a Liquidity Event if, in the case of each of clauses (i), (ii) and (iii), following the consummation of such specified event (and with respect to a Liquidity Event, measured with respect to the Surviving Person if other than the Company), (x) such Holder and its Affiliates (and any persons acting in concert (for the purposes of the Irish Takeover Panel Act 1997, Takeover Rules 2013) with such Holder) will not beneficially own or directly or indirectly hold in excess of the Beneficial Ownership Limitation, (y) the Holder would not acquire, and the Company would not have issued to the Holder and other holders of warrants in connection with the Note and Purchase Agreement, Ordinary Shares in excess of the Share Cap, and (z) such specified event shall not otherwise give rise to an obligation on the part of the Holder or its Affiliates to make a mandatory offer for the purposes of Rule 9 of the Irish Takeover Panel Act 1997, Takeover Rules 2013.  For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates (and any persons acting in concert (for the purposes of the Irish Takeover Panel Act 1997, Takeover Rules 2013) with such Holder) shall include the number of Warrant Shares to be issued with respect to which a Notice of Cashless Exercise or Purchase Form has been given, or a Mandatory Exercise Notice delivered, and the Ordinary Shares to be issued in connection with the contemporaneous exercise of any other outstanding warrants beneficially owned by such Holder or any of its Affiliates (and any persons acting in concert (for the purposes of the Irish Takeover Panel Act 1997, Takeover Rules 2013)

with such Holder).  Upon the written request of the Holder, the Company shall within two (2) Business Days confirm in writing to the Holder the number of Ordinary Shares then outstanding.
2.    Payment of Taxes. The Company shall subject to applicable laws pay any and all documentary, stamp and similar issue or transfer tax due on (x) the issue of Warrants and (y) the issue of Warrant Shares pursuant to the exercise of a Warrant; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by a properly executed assignment in form attached as Exhibit B hereto; and the Company may require, as a condition thereto : (i) evidence that the instrument transferring the Warrant has been duly stamped for Irish stamp duty purposes (with any stamp duty liability owing paid); and (ii) the payment of a sum sufficient to reimburse the Company for any Irish stamp duty or other transfer taxes incidental thereto which are payable or are otherwise discharged by the Company.
3.    Mutilated, Missing or Lost Warrant. In the event that this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue and countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for its loss, theft or destruction, a new Warrant with identical terms, representing an equivalent number of Warrant Shares and dated the same date as this Warrant that was mutilated, lost, stolen or destroyed, but only upon receipt of evidence and indemnity or other security reasonably satisfactory to the Company of the loss, theft or destruction of this Warrant.
4.    Reservation of Warrant Shares.
4.1    At all times prior to the Expiration Date, the Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of issuance upon the exercise of this Warrant, a number of Ordinary Shares equal to the aggregate Warrant Shares issuable upon the exercise of this Warrant. The Company shall use commercially reasonable efforts to take all such actions as may be necessary to assure that all such Ordinary Shares may be so issued without violating the Company’s Constitution Documents, any requirements of any national securities exchange upon which Ordinary Shares may be listed or any applicable laws. The Company shall not take any action which would cause the number of authorized but unissued Ordinary Shares to be less than the number of such Ordinary Shares required to be reserved hereunder for issuance upon exercise of the Warrants.
4.2    The Company covenants that it will take such actions as may be necessary or appropriate in order that all Warrant Shares issued upon exercise of this Warrant will, upon issuance in accordance with the terms of this Warrant, be fully paid and non-assessable, and free from any and all (i) security interests created by or imposed upon the Company and (ii) taxes, liens and charges with respect to the issuance thereof (other than liens or charges created by the Holder or taxes in respect of any transfer occurring contemporaneously therewith). If at any time prior to the Expiration Date the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit exercise in full of this Warrant, the Company will as promptly practicable take such corporate action as may, in the opinion of its counsel, be reasonably necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. Without limiting the generality of the foregoing, the Company will not increase the nominal value per share, if any, of the Ordinary Shares prior to the Expiration Date.
5.    Fractional Shares. No fractional Warrant Shares, or scrip for any such fractional Warrant Shares, shall be issued upon the exercise of this Warrant. If any fraction of an Ordinary Share would, except for the provisions of this Section 5, be issuable on the exercise of any Warrant, the Company may, at its election, either make a cash payment equal to the Market Price of the Ordinary Share less the Exercise Price for such fractional share or round up to the next whole share.
6.    Anti-dilution Adjustments and Other Rights. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows (with references in the formulas in this Section 6 to the number of Warrant Shares for which this Warrant is exercisable being calculated without regard to the operation of Section 1.8):
6.1    Adjustment to Exercise Price. Upon any adjustment to the number of Warrant Shares for which this Warrant is exercisable pursuant to Section 6.2. Section 6.3, Section 6.4, Section 6.5 and Section 6.6, the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (i) the aggregate Exercise Price of the maximum number of Warrant Shares for which this Warrant was exercisable in each case immediately prior to such adjustment by (ii) the number of Warrant Shares for which this Warrant is exercisable immediately after such adjustment; provided, however, that the Exercise Price with respect to the new number of Warrant Shares for which this Warrant is exercisable resulting from any such adjustment shall not be less than the nominal value of the Ordinary Shares then in effect.
6.2    Stock Dividend or Split. If the Company issues Ordinary Shares as a dividend or distribution on Ordinary Shares, or effects a subdivision or share split or share combination or reverse splitting, or shall increase or decrease the number of Ordinary Shares outstanding by reclassification of its Ordinary Share, then in each case, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS' = NS0 x	OS'
OS0

where,

NS'	= the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such adjustment

NS0	= the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such adjustment

OS'	= the number of Ordinary Shares outstanding immediately after the close of business on the record date for such event

OS0	= the number of Ordinary Shares outstanding immediately prior to the close of business on the record date for such event.
Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the record date fixed for such dividend or distribution or the effective date of such subdivision, share split, share combination or reverse splitting. If any dividend or distribution of the type described in this Section 6.2 is declared but not so paid or made, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such dividend or distribution had not been declared (and the Exercise Price also correspondingly readjusted).
6.3    Rights or Warrants. (a) Subject to Section 6.3(b), if the Company issues to all or substantially all holders of its Ordinary Shares any rights or warrants entitling them to subscribe for or purchase Ordinary Shares for a period expiring sixty (60) days or less from the date of issuance thereof at a price per share less than the Market Price per Ordinary Share on the Business Day immediately preceding the date of announcement, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS' = NS0 x	OS0 + X
OS0 + Y

where,

NS'	= the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such adjustment

NS0	= the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such adjustment

OS0	= the number of Ordinary Shares outstanding immediately prior to the close of business on the date of announcement of such issuance

X	= the total number of Ordinary Shares issuable pursuant to such rights (or warrants)

Y
=    the number of Ordinary Shares equal to the aggregate price payable to exercise such rights (or warrants) divided by the Market Price per Ordinary Share on the Business Day immediately preceding the date of announcement.

Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the record date for such issuance. To the extent that Ordinary Shares are not delivered upon or before the expiration of such rights or warrants, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Ordinary Shares for which this

Warrant is exercisable that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of Ordinary Shares actually delivered (and the Exercise Price also correspondingly readjusted). If such rights or warrants are not so issued, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to be the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed (and the Exercise Price also correspondingly readjusted). No adjustment shall be made pursuant to this Section 6.3 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.
In determining whether any rights or warrants entitle the holders of the Company’s Ordinary Shares to subscribe for or purchase Ordinary Shares at less than such Market Price, and in determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.
(b)    In the event the Company adopts or implements a shareholder rights agreement (a “Shareholder Rights Plan”) pursuant to which rights (“Rights”) are distributed to the holders of Ordinary Shares of the Company and such Shareholder Rights Plan provides that each Warrant Share issued upon exercise of this Warrant at any time prior to the distribution of separate certificates representing such Rights will be entitled to receive such Rights, then there shall not be any adjustment to the exercise right or Exercise Price at any time prior to the distribution of separate certificates representing such Rights. If, however, prior to any exercise of this Warrant, the Rights have separated from the Ordinary Shares, the Exercise Price shall be adjusted at the time of separation as described in Section 6.3(a) (without giving effect to the sixty (60) day limitation on exercisability set forth in Section 6.3(a)); provided, however, that, no adjustment shall be made pursuant to this Section 6 in respect of such Rights with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such Shareholder Rights Plan or with respect to any direct or indirect transferee of such Holder who receives this Warrant in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”. To the extent such Rights are not exercised prior to their expiration, termination or redemption, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to be the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such prior adjustment had been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of Ordinary Shares actually issued pursuant to such Rights (and the Exercise Price also correspondingly readjusted).
6.4    Other Distributions. If the Company fixes a record date for the making of any distribution of shares of its capital stock, other securities, evidences of indebtedness or other assets or property of the Company to all or substantially all holders of the Ordinary Shares, excluding:
(i)    dividends or distributions and rights or warrants referred to in Section 6.2 or Section 6.3;

(ii)    dividends or distributions paid exclusively in cash referred to in Section 6.5; and
(iii)     a Spin-Off (as defined below);
then the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS' = NS0 x	SP0
SP0 - FMV

where,

NS'	= the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such adjustment

NS0	= the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such adjustment

SP0	= the Market Price per Ordinary Share on the last Trading Day immediately preceding the first date on which the Ordinary Shares trade regular way without the right to receive such distribution

FMV
=    the fair market value (as determined in good faith by the Board) of the shares of capital stock, other securities, evidences of indebtedness, assets or property distributed with respect to each outstanding Ordinary Share on the record date for such distribution.

Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the record date fixed for the determination of shareholders entitled to receive such distribution. Such adjustment shall be made successively whenever such a record date is fixed with respect to a subsequent event.
With respect to an adjustment pursuant to this Section 6.4 where there has been a payment of a dividend or other distribution on the Ordinary Shares or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (a “Spin-Off”), the number of Warrant Shares for which this Warrant is exercisable in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula, rather than the formula set forth in the first paragraph of this Section 6.4:

NS' = NS0 x	FMV0 + MP0
MP0

where,

NS'	= the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such distribution

NS0	= the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such distribution

FMV0
=    the average of the Market Prices of the capital stock or similar equity interest distributed to holders of Ordinary Shares applicable to one share of such stock or equity interest over the first ten consecutive Trading Day period after the effective date of the Spin-Off

MP0	= the average of the Market Prices of Ordinary Share over the first ten consecutive Trading Day period after the effective date of the Spin-Off.
Such adjustment shall occur immediately following 5:00 p.m., New York City time, on the tenth consecutive Trading Day from, and including, the effective date of the Spin-Off. If an adjustment is required under this Section 6.4 with respect to a Spin-Off, delivery of any additional Ordinary Shares that may be deliverable upon exercise of this Warrant as a result of an adjustment required under this Section 6.4 for a Spin-Off shall be delayed to the extent necessary in order to complete the applicable calculations provided for in this Section 6.4.
If any distribution to which this Section 6.4 applies is declared but not so paid or made, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such distribution had not been declared (and the Exercise Price also correspondingly readjusted). No adjustment shall be made pursuant to this Section 6.4 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.
6.5    Cash Dividend. If the Company makes any cash dividend (excluding any cash distributions in connection with the Company’s liquidation, dissolution or winding up) or distribution during any quarterly fiscal period to all or substantially all holders of Ordinary Shares, the number of Ordinary Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS' = NS0 x	SP0
SP0 - C

where,

NS'	= the number of Warrant Shares for which this Warrant is exercisable in effect immediately after the record date for such dividend or distribution

NS0	= the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to the record date for such dividend or distribution

SP0
=    the Market Price per share of the Ordinary Share on the last Trading Day immediately preceding the first date on which the Ordinary Shares trade regular way without the right to receive such dividend or distribution

C	= the amount in cash per share the Company distributes to holders of Ordinary Share.
Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. If any cash dividend or distribution is declared but not so paid, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such dividend or distribution had not been declared (and the Exercise Price also correspondingly readjusted). No adjustment shall be made pursuant to this Section 6.4 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.
6.6    Certain Issuances of Ordinary Shares or Convertible Securities. If the Company shall issue Ordinary Shares (or rights or warrants or other securities (whether debt or equity) exercisable or convertible into or exchangeable (collectively, a “conversion”) for Ordinary Shares) (collectively, “convertible securities”) (other than in Excluded Issuances or a transaction to which Section 6.2, Section 6.3 or Section 6.4 applies) without consideration or at a consideration per share (or having a conversion price per share) that is less than 90% of the Market Price immediately prior to the execution of the definitive agreement on pricing such shares (or such convertible securities) then, in such event, the number of Ordinary Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS' = NS0 x	A + B
A + C

where,

NS'	= the number of Warrant Shares for which this Warrant is exercisable in effect immediately after the execution of the definitive agreement on pricing of such shares (or of such convertible securities)

NS0
=    the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to the execution of the definitive agreement on pricing of such shares (or of such convertible securities)

A	= the number of Ordinary Shares outstanding on such date and immediately prior to the issuance of additional shares (treating for this purpose as outstanding all Ordinary Shares issuable upon conversion or exercise of all convertible securities of the Company)

B	= the number of additional Ordinary Shares issued (or into which convertible securities may be exercised or converted)

C
=    the number of Ordinary Shares (or into which such convertible securities may be exercised or converted) that would have been issued assuming such additional Ordinary Shares had been issued or deemed issued at a price per Ordinary Share equal to 90% of the Market Price (such amount determined by dividing the aggregate consideration receivable by the Company for the total number of Ordinary Shares to be issued (or into which such convertible securities may be exercised or converted) by 90% of the Market Price immediately prior to the execution of the definitive agreement on pricing such shares (or such convertible securities))

For purposes of this Section 6.6, the aggregate consideration receivable by the Company in connection with the issuance of such Ordinary Shares or convertible securities shall be deemed to be equal to the sum of (x) the purchase price payable solely in cash of all such securities, plus (y) the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into Ordinary Shares plus (z) the fair market value (as determined in good faith by the Board) of any consideration that consists all or in part of property other than cash; and “Excluded Issuances” shall mean (i) any issuance of Ordinary Shares or any options or convertible securities issued in connection with a merger or other business combination or an acquisition of the securities or assets of another Person, business unit, division or business, other than in connection with the broadly marketed offering and sale of equity or convertible securities for third-party financing of such transaction (ii) any issuance of shares of any equity securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company or any of its subsidiaries as approved by the Board or its designee(s) other than for bona fide capital raising purposes, (iii) any issuance of shares of any equity securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan or similar benefit plan, similar program or similar agreement as approved by the Board, (iv) any issuance of shares of equity securities in connection with a bona fide third-party strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Company or any of its subsidiaries (other than (x) any such strategic partnership or commercial arrangement with a private equity firm or similar financial institution or (y) an issuance the primary purpose of which is a bona fide capital raise), (v) any issuance of shares of any equity securities pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clauses (ii) or (iii) of this sentence and outstanding as of the Issue Date (including any such issuance of shares of any equity securities pursuant to this Warrant or any other warrants issued in connection with the Note and Warrant Purchase Agreement), or pursuant to issuance, exercise or conversion of securities or rights issued pursuant to a distribution in which the Holder participates as contemplated by Section 6.7 or pursuant to a Shareholder Rights Plan, (vi) any issuance of shares of any equity securities or convertible securities in which the initial Holder or its Affiliates participate pursuant to Section 5.1(m) of the Note and Warrant Purchase Agreement, (vii) any issuance of shares of any equity securities or convertible securities to a third party financial institution as an “equity kicker” in connection with a bona fide borrowing by the Company that is primarily a debt financing transaction, (viii) any issues of securities in a transaction described in Section 6.2, Section 6.3 or Section 6.4 and (ix) the issuance of shares of equity securities to a governmental authority or designee thereof (in each case, excluding a sovereign wealth fund who regularly makes financial investments) in connection with a financing transaction pursuant to a program developed to address COVID-19 (including the impacts thereof). Any adjustment made pursuant to this Section 6.6 shall become effective immediately upon the date of such issuance.
Upon the expiration or termination of any unexercised or unconverted or unexchanged convertible security which resulted in an adjustment to the number of Ordinary Shares issuable upon the exercise of this Warrant pursuant to the terms of this Section 6.6 (and an adjustment to the Exercise Price pursuant to Section 6.1), then the number of Ordinary Shares issuable upon the exercise of this Warrant then in effect shall be readjusted to such number of Ordinary Shares that would be issuable upon exercise of this Warrant (and the Exercise Price also readjusted) if such convertible security had never been issued.
6.7    No Adjustment if Participating. Notwithstanding the foregoing provisions of this Section 6, and except with respect to Section 6.6, no adjustment shall be made under Section 6, nor shall an adjustment be made to the ability of a Holder to exercise, for any distribution described therein if the Holder will otherwise participate in the distribution with respect to its Warrant Shares on an “as-exercised basis” without exercise of this Warrant.
6.8    [Reserved].
6.9    No Adjustment. Notwithstanding anything to the contrary in this Warrant, no adjustment to the Exercise Price or the number of Warrant Shares for which this Warrant is exercisable shall be made:
6.9.1    upon the issuance of any Ordinary Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Ordinary Shares under any plan;
6.9.2    upon the issuance of any Ordinary Shares or options or rights to purchase Ordinary Shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by the Company or any of its subsidiaries;
6.9.3    upon the issuance of any Ordinary Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date or which has otherwise already given rise to an adjustment hereunder at the time such option, warrant, right, or exercisable, exchangeable or convertible security was issued; or
6.9.4    for a change in the nominal value of the Ordinary Share.
6.10    Calculations. All adjustments made to the Exercise Price pursuant to this Section 6 shall be calculated to the nearest cent ($0.01), and all adjustments made to the Warrant Shares issuable upon exercise of each Warrant pursuant to this Section 6 shall be calculated to the nearest one-hundredth of a Warrant Share (0.01). Except as described in this Section 6, the Company will not adjust the Exercise Price and the number of Warrant Shares for which this Warrant is exercisable. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company. The Company will not pay any dividend or make any distribution on any Ordinary Shares held in the treasury of the Company.
No adjustments of the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 0.1% the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6 and not previously made, would result in a minimum adjustment.
6.11    Adjustment Event. In any case in which this Section 6 provides that an adjustment shall become effective immediately after (i) a record date for an event, (ii) the date fixed for the determination of shareholders entitled to receive a dividend or distribution pursuant to this Section 6 or (iii) a date fixed for the determination of shareholders entitled to receive rights or warrants pursuant to this Section 6 (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the Holder of any Warrant exercised after such Determination Date and before the occurrence of such Adjustment Event, the additional Ordinary Shares or other securities issuable upon such exercise by reason of the adjustment required by such Adjustment Event over and above the Ordinary Shares issuable upon such exercise before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 5. For purposes of this Section 6, the term “Adjustment Event” shall mean:
(A)    in any case referred to in clause (i) hereof, the occurrence of such event,
(B)    in any case referred to in clause (ii) hereof, the date any such dividend or distribution is paid or made, and
(C)    in any case referred to in clause (iii) hereof, the date of expiration of such rights or warrants.
6.12    Successive Adjustments. Successive adjustments in the Exercise Price and the number of Shares for which this Warrant is exercisable shall be made, without duplication, whenever any event specified in this Section 6 shall occur.
6.13    Adjustment for Unspecified Actions. If the Company takes any action affecting the Ordinary Shares, other than action described in this Section 6, which in the opinion of the Board would materially adversely affect the exercise rights of the Holder, the Board, in its sole discretion and without any liability to the Holder, may adjust the Exercise Price for this Warrant and/or the number of Warrant Shares received upon exercise of this Warrant, to the extent permitted by law, in such manner, if any, and at such time, as the Board may determine in good faith to be equitable in the circumstances; provided, however, that in no event shall any adjustment have the effect of increasing the Exercise Price or decreasing the number of Warrant Shares for which this Warrant may be exercised.
6.14    Voluntary Adjustment by the Company. In addition to any adjustments required pursuant to this Section 6, the Company may at its option, at any time during the term of this Warrant, reduce the then current Exercise Price or increase the number of Warrant Shares for which this Warrant may be exercised to any amount deemed appropriate by the Board; provided, however, that if the Company elects to make such adjustment, such adjustment will remain in effect for at least a 7-day period, after which time the Company may, at its option, reinstate the Exercise Price or number of Warrant Shares in effect prior to such reduction, subject to any interim adjustments pursuant to this Section 6.
7.    Liquidity Event. Any Change of Control (as defined in the Indenture (as defined in the Note and Warrant Purchase Agreement)) or any other recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which, in each case, is effected in such a way that all of the holders of Ordinary Shares are entitled to receive (either directly or upon a subsequent related dividend, distribution or liquidation) cash, stock, securities or assets (or a combination of the foregoing) with respect to or in exchange for Ordinary Shares (other than a transaction that triggers an adjustment pursuant to Section 6) is referred to herein (together with any such Change of Control) as a “Liquidity Event.”  In connection with any Liquidity Event, each Holder shall have the right to acquire and receive, upon exercise of any Warrants, such cash, stock, securities or other assets or property as would have been issued or payable in such Liquidity Event (if such Holder had exercised such Warrant immediately prior to such Liquidity Event) with respect to or in exchange, as applicable, for the number of Warrant Shares that would have been issued upon exercise of such Warrants, if such Warrants had been exercised immediately prior to the occurrence of such Liquidity Event.  The Company shall not effect any Liquidity Event unless simultaneously with the consummation thereof, the surviving or resulting Person (if other than the Company), or the acquiror, in the case of a sale of all or substantially all of the Company’s assets, resulting from such Liquidity Event shall assume in all material respects (including with respect to the provisions of Section 6 and this Section 7), the obligation to deliver to the Holder such cash, stock, securities or other assets or property which, in accordance with the foregoing provision, the Holder shall be entitled to receive upon exercise of the Warrants.
Notwithstanding anything else to the contrary in this Warrant, in the event of a Liquidity Event in which the Ordinary Shares are converted into solely the right to receive cash upon the consummation of such Liquidity Event, if this Warrant has not previously been exercised in full on an Exercise Date occurring before the third (3rd) Business Day prior to the consummation of such Liquidity Event, any unexercised portion of this Warrant shall be deemed exercised in full, without the delivery of a Notice of Exercise, effective immediately prior to the consummation of such Liquidity Event and the Holder shall be entitled to receive cash in an amount equal to the amount of cash payable in such Liquidity Event in respect of a number of Ordinary Shares equal to the number of Warrant Shares that would be deliverable upon an exercise of this Warrant in full immediately prior to consummation of such Liquidity Event pursuant to Section 1.3 of the unexercised portion of this Warrant, where the Market Price of one (1) Ordinary Share in such an exercise is deemed for these purposes to be the cash payable in respect of one (1) Ordinary Share in such Liquidity Event; provided, that, for the avoidance of doubt, if the cash payable in respect of one (1) Ordinary Share in such Liquidity Event in which the Ordinary Shares are converted into solely the right to receive cash upon the consummation of such Liquidity Event is less than the then-applicable Exercise Price, then upon consummation of such Liquidity Event, the unexercised portion of this Warrant shall be cancelled for no consideration.

The provisions of this Section 7 shall similarly apply to successive Liquidity Events.

8.    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (A) on the date of delivery if delivered personally, or by facsimile or electronic transmission, upon confirmation of receipt, or (B) on the second (2nd) Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Holder to the Company, or the Company to the Holder, as applicable, to receive such notice.
If to the Company, to:
c/o Cimpress USA Incorporated
275 Wyman Street
Waltham, MA 02451
Attention: Matthew Walsh, VP, General Counsel
Jonathan Chevalier, VP, Treasurer
Email: mwalsh@cimpress.com
jchevalier@cimpress.com
If to the Holder, to:
c/o Apollo Global Management, Inc.
9 West 57th Street, 34th Floor
New York, NY 10019
Attention: Laurie Medley; James Elsworth
Email: lmedley@apollo.com; jelsworth@apollo.com
With a copy to:
c/o Walkers Corporate Limited
27 Hospital Road
Cayman Corporate Centre
George Town, Grand Cayman KY1-9008
Cayman Islands

8.1    Notice of Adjustment. Whenever the Exercise Price or the number of Warrant Shares and other property, if any, issuable upon the exercise of the Warrants is adjusted pursuant to Section 6, the Company shall deliver to the Holder a statement setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants after giving effect to such adjustment.
8.2    Notice of Certain Transactions. In the event the Company shall propose to (i) distribute any dividend or other distribution to all holders of its Ordinary Shares or options, warrants or other rights to receive such dividend or distribution, (ii) offer to all holders of its Ordinary Shares rights to subscribe for or to purchase any securities convertible into Ordinary Shares or shares of stock of any class or any other securities, rights or options, (iii) effect any capital reorganization, reclassification, consolidation or merger, (iv) effect the dissolution, liquidation or winding-up of the Company or (v) make a tender offer or exchange offer with respect to the Ordinary Shares, in each case, in which the Holder will not otherwise participate with respect to its Warrant Shares without exercise of this Warrant (but only if the action of described in this Section 8.2 would reasonably be expected to result in an adjustment in the Exercise Price or the number of Ordinary Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall, at least ten (10) days prior to the taking of such proposed action, send to the Holder a notice of such proposed action or offer, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Ordinary Shares, if any such date is to be fixed, and shall briefly indicate the effect, if any, of such action on the Ordinary Shares and on the number and kind of any other shares of stock and on property, if any, and the number of Ordinary Shares and other property, if any, issuable upon exercise of each Warrant and the Exercise Price after giving effect to any such adjustment pursuant to Section 6 which will be required as a result of such action. The Company will be deemed to have provided the notice required pursuant to this Section 8.2 if the Company furnishes or files such information with the Securities and Exchange Commission via the EDGAR (or successor) filing system and such information is publicly available not less than ten (10) days prior to the date so fixed or the taking of such proposed action, as applicable.
9.    Transfer of Warrant and Warrant Shares.
(a)Until such time the Warrant or the Warrant Shares have been sold pursuant to an effective registration statement under the Securities Act or transferred pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Warrant or the Warrant Shares (as applicable) will bear a restrictive legend substantially as follows:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.

(b)    Subject to the provisions of Section 9(a), the Holder may sell, assign, transfer, pledge or dispose of all or any portion of this Warrant at any time or from time to time, subject to any applicable restrictions on transfer by the Holder in the Note and Warrant Purchase Agreement. In connection with any transfer of all or any portion of this Warrant, the Holder must provide an assignment form substantially in the form attached hereto as Exhibit B duly completed and executed by the Holder or any such subsequent Holder, as applicable, and the proposed transferee must consent in writing to be bound by the terms and conditions of this Warrant and shall become a “Holder” hereunder, and the Company may require, as a condition thereto: (i) evidence that the instrument transferring the Warrant has been duly stamped for Irish stamp duty purposes (with any stamp duty liability paid); and (ii) the payment of a sum sufficient to reimburse the Company for any Irish stamp duty or other transfer taxes incidental thereto which are payable or are otherwise discharged by the Company. Any transfer of all or any portion of this Warrant shall also be subject to the Securities Act and other applicable federal or state securities or blue sky laws. Upon any transfer of this Warrant in full, the Holder shall be required to physically surrender this Warrant to the Company within three (3) Business Days of the date the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued. This Warrant or any portion thereof shall not be sold, assigned, transferred, pledged or disposed of in violation of the Securities Act, federal or state securities laws or the Company’s Constitution Documents. Any purported transfer of this Warrant or any portion thereof in violation of this Section 9(b) or, if applicable, the Note and Warrant Purchase Agreement shall be void ab initio.
(c)    The Company shall register this Warrant upon records to be maintained by or on behalf of the Company for that purpose in the name of the record Holder hereof from time to time. Absent manifest error or actual notice to the contrary, the Company may deem and treat the Holder of this Warrant so registered as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes.
10.    No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any of the rights as a shareholder of the Company prior to the Exercise Date, including, without limitation, the right to receive dividends or other distributions, exercise any rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter. No provision thereof and no mere enumeration therein of the rights or privileges of any Holder shall give rise to any liability of such Holder for the Exercise Price hereunder or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
11.    Binding Effect. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and permitted assigns.
12.    Governing Law; Submission to Jurisdiction. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the law of any other jurisdiction. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
13.    Waiver of Jury Trial. THE PARTIES TO THIS WARRANT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS WARRANT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS WARRANT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS WARRANT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS WARRANT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS WARRANT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
14.    Severability. In the event that one or more of the provisions of this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant, but this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
15.    Amendment. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of (i) the Company and (ii) the Holder or the holders of a majority-in-interest of the Warrants issued pursuant to the Note and Warrant Purchase Agreement.
16.    Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.
17.    Counterparts. This Warrant may be executed in any number of original, facsimile or PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have each caused this warrant to be duly executed as of the date first written above.

CIMPRESS PLC

By:    ________________________________
Name:
Title:

[●]

By: ______________________________
Name:
Title:

[Signature Page to Warrant]

EXHIBIT A
[Form of Exercise Notice]
Date:
To: Cimpress plc
RE: Election to Purchase Ordinary Shares

Reference is made to that certain Ordinary Share Purchase Warrant (the “Warrant”) issued by Cimpress plc (the “Company”) on [●], 2020, to __________________ (the “Holder”) to purchase up to __________________ ordinary shares, nominal value €0.01 per share, of the Company (the “Ordinary Shares”).
The undersigned Holder, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase the number of Ordinary Shares set forth below covered by such Warrant[, subject to the satisfaction or waiver of the following conditions]. The undersigned Holder, in accordance with Section 1 of the Warrant, hereby unconditionally and irrevocably undertakes to pay the aggregate Exercise Price for such Ordinary Shares set forth below. A new warrant evidencing the remaining Ordinary Shares covered by such Warrant, but not yet purchased, if any, should be issued in the name set forth below.
[Conditions Precedent to Exercise:]
Number of Ordinary Shares:
Aggregate Exercise Price:
Cashless Exercise: ☐ (If checked, (i) the aggregate Exercise Price will be paid by withholding Ordinary Shares and (ii) the Cash Portion will be paid to the Company, in each case in accordance with Section 1.3 (Cashless Exercise) of the Warrant)

[HOLDER]

By:
Name:
Title:

EXHIBIT B
[Form of Assignment]
Date:
To: Cimpress plc
RE: Assignment

Reference is made to that certain Ordinary Share Purchase Warrant (the “Warrant”) issued by Cimpress plc (the “Company”) on [●], 2020, to __________________ (the “Holder”) to purchase up to __________________ ordinary shares, nominal value €0.01 per share, of the Company (the “Ordinary Shares”).

FOR VALUE RECEIVED, the Holder hereby sells, assigns and transfers all of the rights of the undersigned under the Warrant with respect to the number of Ordinary Shares set forth below, unto:

Name of Assignee            Address            No. of Ordinary Shares

__________ (the “Assignee”)

HOLDER

Dated:_______________________

Signature:____________________

Address:____________________

By signing below, the Assignee hereby (i) acknowledges that it qualifies as an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, and (ii) agrees that upon its execution below, it shall be bound by the terms and conditions of the Warrant and shall be deemed a Holder in respect of the such Warrants indicated above for all purposes thereof.

ASSIGNEE

Dated:_______________________

Signature:____________________

Address:_______________________